EXHIBIT 10.8

OIL STORAGE AGREEMENT

This OIL STORAGE AGREEMENT (this "Agreement") dated effective January 1, 2021 (the "Effective Date") is by and between WHITE CLAW COLORADO CITY, LLC, a Texas limited liability company ("Operator"), and WHITE CLAW CRUDE, LLC, a Texas limited liability company ("Shipper"). Operator and Shipper may hereinafter be referred to individually as a "Party" or collectively as the "Parties".

WHEREAS, Operator operates a crude oil, natural gas liquids, condensate, and liquid hydrocarbon receipt, throughput, processing, blending, and delivery terminal located in Colorado City, Texas;

WHEREAS, Operator and Shipper desire to enter into this Agreement to allow Shipper the ability to store volumes of crude oil and other liquid hydrocarbons at the Terminal, as defined below;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the mutual agreements, covenants and undertakings contained herein, the Parties do hereby agree as follows:

1.             DEFINITIONS. As used in this Agreement:

"Agreement" has the meaning set forth in the Preamble.

"Affiliate(s)" means, in relation to a Party, any entity that: (a) directly or indirectly controls such Party, (b) is directly or indirectly controlled by such Party, and/or (c) is directly or indirectly under common control with such Party. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity.

"API" means the American Petroleum Institute.

"Applicable Law" means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a governmental authority having competent jurisdiction, in each case in effect on and as interpreted on the Execution Date and during the Term.

"Barrel" or "Barrels" means forty-two (42) U.S. gallons temperature-corrected to sixty (60) degrees Fahrenheit.

"Operator" has the meaning set forth in the Preamble.

"Operator Group" means Operator, its Affiliates, and its and their officers, directors, employees, agents, representatives, contractors, consultants, and invitees.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended from time to time.

"Claiming Party" has the meaning set forth in section 15, below.

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"Confidential Information" means all information, Shipper lists, prices, instructions, procedures, standards, contract rates and specifications which one Party has disclosed or may hereafter disclose directly or indirectly to it as a result of or in the course of performance of this Agreement. Confidential Information includes all third-party rate sheets disclosed to Shipper by Operator for purposes of calculating the Rates and operating expenses.

"Shipper" has the meaning set forth in the Preamble.

"Shipper Group" means Shipper, its Affiliates, its or their officers, employees, agents, representatives, contractors, consultants, or invitees.

"Delivery Point" means the place designated by Shipper, either orally or writing, that Operator delivers and tenders possession of Shipper's Product.

"Event of Default" has the meaning set forth in section 17, below.

"Hazardous Substance(s)" means (i) those substances, elements, waste, pollutants or contaminants defined or referred to in Section 101(14) of CERCLA, and (ii) all elements, compounds, waste, pollutants or contaminants defined or referred to in any applicable Environmental Law. For purposes of this Agreement, "Environmental Law" means any Applicable Law of any governmental authority relating to the protection of the environment or public health and safety, including any Applicable Law pertaining to any of the following: (i) the treatment, storage, disposal, generation and transportation of any Hazardous Substances, (ii) air, water and noise pollution, (iii) groundwater and soil contamination, (iv) the release or threatened release into the environment of toxic or Hazardous Substances, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (v) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species, (vi) storage tanks, vessels and containers containing Hazardous Substances; (vii) underground or other storage tanks or vessels, abandoned, disposed or discarded barrels, containers or other disposed receptacles that contain or contained Hazardous Substances; and (viii) manufacturing, processing, use distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, or toxic Hazardous Substances. As used herein, the terms "release" and "environment" have the meanings set forth in CERCLA.

"Loss" or "Losses" means any and all damages, claims, demands, liabilities, suits, fines, fees, penalties, or actions, including all reasonable expenses and attorneys’ fees incurred by or imposed on a Party in connection therewith.

"Minimum Volume Commitment" or "MVC" means 120,000 Barrels of Product per month multiplied by the Rates.

"Medallion Connection Event" has the meaning set forth in section 3.1, below.

"Parties" or "Party" has the meaning set forth in the Preamble.

"Product(s)" means crude oil, condensate, natural gas liquids, and constituent liquid hydrocarbons.

"Rate(s)" means (a) fifty cents ($0.50) per Barrel prior to the Medallion Connection Event, and (b) seventy-five cents ($0.75) per Barrel on the next monthly invoice subsequent to the Medallion Connection Event.

"Receipt Point" means the place designated by Shipper, either orally or in writing, that Operator receives and takes possession of Shipper's Product.

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"Services" shall mean any and all labor, services, and/or goods, inventory, materials, equipment and other personal property, as applicable, and shall, if applicable, include any equipment, appurtenances, crew and personnel, that is provided or agreed to be provided by Operator during the term of this Agreement and shall include without limitation Operator’s receipt, storage, processing, blending, and delivery of the Product, as defined in this Agreement, on behalf of Shipper at the Terminal.

"Term" has the meaning set forth in section 8.

"Terminal" means that certain crude oil and liquid hydrocarbon receipt, storage, blending, throughput, and delivery terminal, including all equipment, tanks, meters, valves, and other property incident to the operation thereof, located on all that certain tract of land containing 7 acres, more or less, being more particularly described in that certain Deed dated effective June 16, 2020, from Chisos Logistics, LLC, as Grantor, to Chisos Colorado City, LLC, as Grantee, recorded in Volume 989, Page 951, Official Public Records of Scurry County, Texas.

2.             SERVICES AND STORAGE. Operator agrees, subject to Applicable Law and the terms and provisions of this Agreement, to provide receipt, storage, throughput, blending, and pipeline injection services for Product at the Terminal. Operator agrees to receive Product when tendered at the Terminal subject to Applicable Law and the other terms and provisions of this Agreement. Operator shall manage, control, operate, repair and maintain the Terminal, in good working order, at the sole cost and expense of Shipper. The Terminal shall be operational and capable of receiving Product at all times, on a "24/7" basis, during the Term. Operator shall comply with all Applicable Law. Shipper's use of the Terminal shall be non-exclusive, and volumes shall be blended into the common stream with third-party volumes to match the specifications of the Product. Notwithstanding anything contained herein to the contrary, Shipper shall be responsible for reimbursing all of Operator's operating and selling, general and administrative expenses arising out of or relating to the operation and maintenance of the Terminal.

3.             STORAGE RATES AND MINIMUM VOLUMES. Shipper covenants and agrees that, for each calendar month during the Term, it shall pay to Operator an amount equal to the greater of (a) the average daily volume of Product stored at the Terminal multiplied by the applicable Rate, or (b) the Minimum Volume Commitment multiplied by the applicable Rate. Should Shipper fail to store at the Terminal a volume equal to or greater than the applicable Minimum Volume Commitment during a given calendar month in the Term and such failure was not due to action or inaction by Operator, Shipper shall pay to Operator the Minimum Volume Commitment multiplied by the Rates.

3.1	Medallion Connection Event. Upon the occurrence of the Terminal being directly or indirectly physically connected by bi-directional pipeline to the facilities of Medallion Midstream, LLC, or its successors or assigns, at or near Colorado City, Texas (the "Medallion Connection Event"), Operator shall promptly serve written notice to Shipper setting forth the specifications of such connection, including throughput volumes and nomination guidelines. The Rates shall automatically increase on the next regular monthly invoice after the occurrence of the Medallion Connection Event.

4.             RECEIPTS AND DELIVERIES. Shipper shall provide Operator with written notice of the volumes, if any, it intends to ship to and deliver from the Terminal no later than the twentieth (20th) day of the month preceding the month in which such quantities will actually be delivered to the Terminal. Operator shall advise Shipper no later than five (5) days after its receipt of such nominations of its acceptance or modification thereof, including a preliminary schedule for pumping and delivery at the Terminal, provided, however, that Operator may not modify any nomination of Shipper other than as required by Applicable Law, the other provisions of this Agreement, or due to the physical limitations of the Terminal or equipment ancillary thereto. Shipper and Shipper's third-party agents, representatives, carriers, contractors and subcontractors, may access the Terminal during regular operating hours upon reasonable advance notice. As a condition to being granted access to the Terminal, Shipper's third-party agents, representatives, carriers, contractors and subcontractors seeking access to the Terminal shall obey Operator's rules and regulations at the Terminal.

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5.            TESTING AND MEASUREMENT. Operator shall cause the Terminal to be capable of measuring the volume of Product delivered by Shipper and provide Shipper with reasonable documentation associated with determining the volume of Product delivered. All measurement & sampling equipment activities, procedures, and calculations shall be performed in conformance with the most current international measurement, sampling and analysis standards (API Manual of Petroleum Measurement Standards (MPMS), the Energy Institute Hydrocarbon Management Committee (HM), ISO, NIST and ASTM). Operator shall operate and maintain calibrated, custody transfer-grade meters and certified auto in-line sampler(s) at the Terminal to measure the volume and quality of Product delivered by Shipper hereunder. Operator shall test and prove meters no less than on a quarterly basis. Shipper or its representative shall have the right to witness measurements of the Product, including meter proving, testing, calibrations, gauging, sampling, and verify measurement process system; provided, however, that reasonable advance notification is made by Shipper to Operator All measurements of Product received by Operator from Shipper shall be made by and at the Terminal's truck receipt meters/auto in-line samplers. All custody transfer documents, including meter tickets generated by Operator shall show the net standard volume (NSV) and such necessary values and calculations for deriving that figure, including opening and closing indicated volumes, meter factor(s), observed API gravity, observed temperature, gross standard volume (GSV), deduction of free water, BS&W percentage, temperature and pressure correction factors. All tickets shall be produced and retained electronically. Operator will endeavor to provide copies of all ticket information and data to Shipper within forty-eight (48) hours upon completion of delivery or re-delivery, as the case may be; and in any case no later than two (2) business days. Operator will provide Shipper with inventory accounting reports monthly. Monthly reports shall indicate Shipper’s beginning inventory, receipts, deliveries, ending inventory, and gains and losses. Operator will provide Shipper with daily inventory reports, when requested by Shipper.

5.1	Custody transfer meters utilized by Operator at the Terminal shall be capable of measuring volumes of Product and shall be adjusted to a temperature of sixty (60) degrees Fahrenheit and a pressure of one standard atmosphere (14.696 PSIA) in accordance with the latest revision of API MPMS Chapter 11 Table 6A both (a) in connection with unloading crude oil from tanker trucks, and (b) in connection with the transmission of crude oil into pipelines. If Shipper believes that any custody transfer meter used to measure the volume of crude oil received, stored or delivered hereunder is inaccurate, Shipper may request that Operator have such meter tested by a third party authorized to certify the accuracy of such meters. If such meters are out of compliance with API standards, then (i) such meters shall be brought into compliance with API standards, (ii) the cost of testing and bringing such meters into compliance shall be borne by Operator, and (ii) Operator shall make an adjustment on the immediately following invoice correcting for the measurement of crude oil transloaded hereunder from the time such meter became inaccurate, or if such date is unknown, from the date that is halfway between the date such meter is restored to compliance with API standards and the date of its last certification or the Effective Date hereof, whichever is later.

6.             SCHEDULING MAINTENANCE. Operator shall promptly notify Shipper of any scheduled maintenance of the Terminal. Operator shall consult with Shipper when planning scheduled maintenance to avoid disruption of the Services during the Term. The obligation to pay the Rates set forth in section 9 shall be abated, on an hourly basis rounded to the nearest hour, for any period of time during which the Terminal is unavailable for use during the Term due to maintenance or repair, whether scheduled or not.

7.             LOSS ALLOWANCE. Operator will be responsible for any normal handling losses in excess of one quarter of one percent (0.25%) of all Product received into the Terminal, the basis being the difference between truck receipt meter tickets NSV figures and Terminal pipeline meter ticket NSV figures. Losses and/or gains shall be calculated, valued and reported on a monthly basis. Settlements for losses and gains will be made promptly after the end of each calendar month and as of the termination of this Agreement. Operator, at its option, shall either replace or pay for all normal handling Product losses or gains in excess of the Loss Allowance. The price per barrel of such Product for purposes of this section 7 shall be the NYMEX CMA daily average settle quoted price for "Light Sweet Crude Oil" (excluding weekends and US holidays) for the month in which the losses and/or gains occurred.

8.             TERM. This Agreement shall remain in force and effect from the Effective Date until 11:59 p.m. Dallas, Texas time on December 31, 2031 (the "Term").

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9.             PAYMENT AND INVOICING. Shipper shall timely tender and pay to Operator the Rates and all operating, selling, general and administrative expenses relating to the operation of the Terminal. Operator shall invoice Shipper monthly. All invoices shall be due and payable by Shipper to Operator by the twentieth (20th) day of the month following the month in which the Services were performed, provided, however that if such day falls on a Saturday, Sunday or banking holiday, then payment shall be due on the nearest regular business day. Shipper may dispute amounts on Operator's invoice within ten (10) business days of receipt thereof, and the Parties shall work in good faith to timely resolve any such disputes. Shipper shall have the right, at its sole cost and expense and upon commercially reasonable advance notice to Operator, to obtain electronic or physical copies of all substantiating documents incident to the Rates and the Services, including truck tickets, for a period of two (2) calendar years after any such Services were performed. Rates shall be adjusted annually and shall take effect on January 1 of each calendar year during the Term.

10.           REPRESENTATIONS AND WARRANTIES. Operator has all requisite power and authority to execute and deliver this Agreement and to perform the obligations contemplated herein. Operator’s employees, agents and representatives shall be appropriately trained. All Services shall be performed in a good and workmanlike manner, in accordance with applicable industry standards. Operator and its agents and representatives shall comply with Applicable Law at locations where the Services are being performed. Operator shall only provide employees, agents and representatives who are knowledgeable and experienced in the safe methods of handling, loading, transloading, carriage, and storage of the Product and who have been appropriately trained and/or certified in accordance with Applicable Law in the use of all equipment necessary for completion of the Services and in the performance of any Services. Operator further warrants that Services performed pursuant to this Agreement that are subject to Applicable Law shall be performed in accordance therewith (including, without limitation, any and all obligations to provide appropriately trained personnel, to register with proper authorities, to label and to classify Hazardous Substances, to label vehicles, and to maintain emergency response information). Operator shall comply with all rules and regulations promulgated by terminal facilities with respect to loading, transporting, and delivering Product on behalf of Shipper. Operator’s employees and all others acting at its instance or direction shall be fully aware and knowledgeable of Applicable Law at all times during the Term of this Agreement, and further Operator shall employ employees who have been and/or engage Contractors that have represented their employees have been appropriately instructed in the characteristics and safe handling methods associated with the Products to be loaded and transported for Shipper.

11.           HEALTH, SAFETY & ENVIRONMENTAL.

11.1	In performance of the Services, Operator shall:

(a)	Develop and maintain an HSE management program with a systematic approach designed to assure compliance with Applicable Law and prevent, manage and remediate HSE events, such as spills and releases of Hazardous Substances;

(b)	Have HSE policies, handbooks, or similar materials reasonably assured to be understood by all of Operator's agents, employees and representatives, and ensure such agents, employees and representatives comply with such policies, handbooks or similar materials;

(c)	Ensure that Operator's personnel are competent, appropriately trained and experienced in their field of activity;

(d)	Obtain, maintain, renew and/or replace all licenses, permits, approvals, exemptions, clearances, certificates, authorizations and consents required by Applicable law to perform the Services; and

(e)	Promptly notify Shipper of any changes in Applicable Law affecting HSE responsibilities of the Parties in their performance of this Agreement.

11.2	Operator or its Affiliates shall handle Product and conduct operations in accordance with applicable, generally accepted industry standards and recognized safety best practices, and any specific requirements set forth in safety data sheets, without limitation.

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11.3	Operator shall maintain and enforce a comprehensive drug and alcohol policy and associated practices that support Shipper's objective to ensure that Operator’s personnel performing work related to Shipper's Product do not create an unreasonable hazard to persons, property or the environment through the presence of illegal or improperly used drugs or alcohol in the workplace.

11.4	Operator shall investigate and promptly report all incidents to Shipper as required by Applicable Law, and cooperate with Shipper in the investigation of all safety and environmental incidents, spills, releases, damage to property, bodily injuries and/or death to persons which arise on Terminal premises, including those involving Shipper's Product.

11.5	During the Term of this Agreement, Operator agrees to notify Shipper as soon as reasonably practical, but in no event later than twenty-four (24) hours of the occurrence of any accident, incident or violation (i) involving worker-related bodily injury or death, (ii) which directly involves reportable quantity, as determined by Applicable Law, of Shipper’s Product or creates a sheen on water or surfaces, or (iii) is otherwise required to be reported pursuant to Applicable Law. Both Parties agree to provide reasonable assistance in reviewing the circumstances of the accident, incident or violation. Notifications to Shipper regarding HSE incidents should be sent to safety contact listed herein. Qualifying events may include but are not limited to:

(a)	Incidents that result in a fatality;

(b)	Incidents that result in two or more workers being injured; illness requiring hospitalization or transportation via ambulance to an emergency room; or a serious individual injury requiring admission to a hospital of an employee, contractor or the public;

(c)	Any spill or release;

(d)	Any spill or release affecting environmentally sensitive areas such as national parks, wildlife habitats and refuges, tribal land, etc.; any waterway; or to public land or property;

(e)	Any spill or release which causes closure, stoppage or rerouting of traffic on a public road or waterway;

(f)	Multiple complaints (more than one individual) of acute illness, of any person, allegedly caused by exposure to the Product;

(g)	Evacuation beyond the Terminal of employees or contractors allegedly caused by exposure to the Product, excluding false alarms and evacuations to a location within the Terminal;

(h)	Evacuation or sheltering-in-place of the public due to an incident allegedly caused by exposure to the Product;

(i)	Incidents attracting media or governmental attention;

(j)	Contamination of the Product at the Terminal; and

(k)	Unscheduled business interruption in excess of four (4) hours.

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11.6	In the event of any release of Hazardous Substances, or any leak or discharge or any other environmental pollution caused or witnessed by Operator or in connection with the Services, Operator shall commence containment or clean-up operations as reasonably deemed appropriate or necessary by Operator or required by any governmental authorities and shall promptly notify or arrange to promptly notify Shipper of any such release, leak or discharge and of any such operations that are reportable to governmental authorities pursuant to Applicable Law, without affecting any obligations of Shipper under section 9 hereof.

12.           INDEMNIFICATION. Operator shall indemnify and hold harmless Shipper Group from losses to the extent arising out of or connected with a failure by Operator or its employees, agents, representatives, contractors, subcontractors, consultants, or invitees to comply with any APPLICABLE LAW.

Operator (for itself and its contractors, employees, agents, executors, administrators, successors and assigns) shall indemnify and hold harmless SHIPPER Group from and against any and all Losses for any such loss, damage, injury, death, or other casualty, including but not limited to environmental damages and costs of remediation, to the extent arising directly or indirectly, in whole or in part, from OPERATOR'S BREACH OF THIS AGREEMENT, THE SERVICES, AND the GROSS negligenCE OR WILLFUL MISCONDUCT of Operator, its contractors or their respective employees AND AGENTS.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, (i) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, AND (ii) OPERATOR shall not be liable to Shipper for chemical deterioration of Product caused by stagnant storage or normal evaporation.

13.           INSURANCE. Operator shall obtain and maintain in full force and effect during the Term of this Agreement insurance providing the minimum coverage set forth on Exhibit "A" attached hereto and made a part hereof. Operator shall be solely and exclusively liable for any and all costs of such insurance, including premiums, deductibles, retentions, fees, expenses and any and all other such costs.

14.           TITLE AND RISK OF LOSS; CARGO LIABILITY. Title to Product during provision of the Services shall at all times remain with Shipper or Shipper's designee. Operator shall be deemed to have custody of Product when the Product passes the last truck receipt flange at the Delivery Point until the Product passes the last truck delivery flange out of Operator's truck at the Receipt Point. Notwithstanding anything contained herein to the contrary, Operator shall be liable for any and all actual loss of or damage to cargo or Product occurring while in the custody of Operator.

15.          FORCE MAJEURE. Except for payment due hereunder, either Party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent such failure is occasioned by war, riots, insurrections, fire, explosions, sabotage, strikes and other labor or industrial disturbances, acts of God or the elements, governmental laws, regulations, or requests, disruption or breakdown of pipeline, terminal, production or other transportation facilities, delays of pipeline or terminal in receiving and delivering Product tendered, or by any other cause, whether similar or not, reasonably beyond the control of such party. Failure to perform due to events of force majeure shall not extend the term of this Agreement except to the extent necessary to comply with the provisions of this section. The Party claiming a force majeure situation (the "Claiming Party") shall take commercially reasonable steps to ameliorate the cause of such force majeure event and enable it to resume performance during the term of this Agreement. Notwithstanding anything to the contrary contained in this section, an event of force majeure shall be deemed not to occur under any or all of the following circumstances: (i) to the extent that the inability to perform was caused by the negligence or willful misconduct of the Claiming Party; (ii) to the extent that the inability was caused by the Claiming Party having failed to remedy the condition as a result of having failed to act in a commercially reasonable manner and/or with reasonable dispatch; (iii) to the extent the event constituting force majeure was intentionally initiated or intentionally acquiesced to by the Claiming Party for purposes of allowing that Party to claim force majeure; or (iv) if the inability was caused by a Party’s lack of funds.

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16.          CONFIDENTIALITY. Each Party shall keep confidential all Confidential Information that the other Party has disclosed or may hereafter disclose directly or indirectly to it as a result of or in the course of performance of this Agreement. Such Party shall use such Confidential Information only as necessary to perform this Agreement, and shall not disclose to third parties, duplicate or use in any other manner any part of such Confidential Information without the prior written consent of the other Party, except to the extent that either Party can show that such information: (a) is generally available to and known by the public through no fault of such Party, any of its Affiliates or their respective agents or representatives; or (b) is lawfully acquired by such Party, any of its Affiliates or their respective agents or representatives, from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If either Party or any of their respective Affiliates are compelled to disclose any information by judicial or administrative process or by other requirements of Applicable Law, including in connection with litigation, such Party shall promptly notify the other Party in writing and shall disclose only that portion of such information that such Party is advised by its counsel in writing is legally required to be disclosed, provided that such Party will use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurances that confidential treatment will be accorded such Confidential Information.

17.           EVENTS OF DEFAULT. A Party shall be in default under this Agreement if any of the following occurs (each such event, an "Event of Default") with respect to such Party:

17.1	it (a) becomes insolvent or is unable to meet its financial obligations as they come due, (b) files a voluntary petition, or shall have an involuntary petition filed against it, that is not dismissed within sixty (60) days, in bankruptcy, reorganization, insolvency, receivership or other similar proceeding, (c) files an answer admitting any material allegation of insolvency in any petition filed pursuant to any federal or state insolvency law, (d) makes a general assignment for the benefit of its creditors, or (e) applies for, consents to, or suffers the appointment of a receiver or trustee for any part of its property or assets;

17.2	it fails to pay any undisputed amount due under this Agreement, and such non-payment continues for ten (10) days after the non-paying Party’s receipt of written notice from the other Party that payment is past due; or

17.3	it is in breach of any of its material representations, material warranties, material covenants, or material obligations under this Agreement, and such breach is not cured (at the defaulting Party’s sole cost and expense) within thirty (30) days after the defaulting Party’s receipt of written notice from the non-defaulting Party as to such breach or conduct.

18.           REMEDIES FOR DEFAULT. In the event of an uncured Event of Default as provided above, the non-defaulting Party may in its sole discretion:

18.1	immediately suspend performance under this Agreement until such breach is cured;

18.2	terminate this Agreement by providing written notice of termination to the defaulting Party during the continuation of such Event of Default; and

18.3	seek whatever other remedies are available to it under Applicable Law, at law or in equity, for damages, specific performance or injunctive relief, including reasonable attorneys’ fees and costs from the defaulting Party. Nothing in this Agreement shall limit or constitute a waiver by the non-defaulting Party of any other rights or remedies available to it under Applicable Law, at law or in equity, all of which are hereby expressly reserved.

18.4	Upon any termination of this Agreement for an Event of Default, neither Party shall have any prospective obligations under this Agreement except as otherwise specifically set forth herein and provided that nothing herein shall relieve any Party from any obligations (including any obligations for breach of contract, payment, indemnity and defense) incurred or accrued prior to such termination, which shall survive in accordance with the survival provisions of this Agreement.

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19.           BINDING ARBITRATION

19.1	Any dispute, controversy or claim arising out of or relating in any way to this Agreement, including without limitation any dispute concerning the charges, invoices, tickets, receipt and/or delivery locations, or the construction, validity, interpretation, enforceability or breach of Agreement shall be exclusively resolved by binding arbitration upon a Party’s submission of the dispute to arbitration. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made more than two (2) years from when the aggrieved party knew or should have known of the controversy, claim, dispute or breach.

19.2	This agreement to arbitrate shall be specifically enforceable. A Party may apply to any court with jurisdiction for interim or conservatory relief, including without limitation a proceeding to compel arbitration.

19.3	The arbitration shall be conducted by one (1) arbitrator to be selected by Shipper. Either Party may initiate arbitration by serving notice upon the other Party.

19.4	The arbitration shall be conducted in accordance with the then-existing Commercial Rules of the American Arbitration Association and shall be held and conducted in or near Dallas, Texas.

19.5	Except as may be required by law, neither Party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other Party.

19.6	The arbitrator shall have no authority to award punitive, consequential, special, incidental or indirect damages. The arbitrator shall not be entitled to issue injunctive or other equitable relief. The arbitrator shall award interest from the time of the breach to the time of award at the rate equal to the prime rate of interest published in the most recent edition of The Wall Street Journal at the time of any award plus two percent (2%).

19.7	The cost of the arbitration proceeding, as applicable (including, without limitation, reasonable attorneys’ fees and costs), shall be borne equally by the Parties. The cost of any proceeding in court to confirm or to vacate any arbitration award shall be borne the Party initiating such action. Each Party shall pay its proportionate share of arbitrator fees and expenses. Each Party shall be responsible and liable for its own attorneys' fees, expenses, experts and related costs.

19.8	It is specifically understood and agreed that any Party may enforce any award rendered pursuant to the arbitration provisions hereof by bringing suit in a court of competent jurisdiction situated in Dallas County, Texas. The Parties hereby consent, agree and waive all objections that venue for any FILED dispute hereunder shall be in a court of competent jurisdiction located in Dallas County, Texas.

20.           MISCELLANEOUS.

20.1	Time of the Essence. Time is of the essence with respect to each Party's performance of obligations contemplated herein.

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20.2	Relationship. In the performance of this Agreement, Operator shall not be under Shipper’s direction or control as to the persons engaged by Operator to assist in said performance, or as to the means and methods employed by Operator in accomplishing said performance. All employees, agents or other representatives engaged by Operator in connection with the performance of this Agreement will be of Operator’s own selection, for Operator’s own account and at Operator’s own expense. The terms of the employee and contractor relationships of Operator, including compensation, hours, and/or wages shall be under Operator's exclusive control and direction at all times. The Parties for all purposes shall be considered independent contractors and fully and exclusively liable for the payment of any and all taxes now or hereafter imposed by any governmental authority which are measured by wages, salaries, commissions or otherwise paid to persons in its employ. No Party to this Agreement shall be deemed, for any purpose, to have formed a joint venture, partnership, or any relationship other than that of independent contractors.

20.3	Taxes. Shipper shall pay or cause to be paid all taxes, licenses, fees, charges and sums due of any nature whatsoever imposed by any federal, state or local government on Product owned by it, including those imposed on Shipper's storage, transfer or movement of Product as covered by this Agreement. If Operator is required to pay such items, Shipper covenants and agrees to indemnify and reimburse Operator by written invoice pursuant to section 9 hereof.

20.4	Assignment. Each Party covenants and agrees that it shall not assign this Agreement in whole or in part, without prior written consent of the other Party hereto, which shall not be unreasonably denied or delayed. Any assignment, transfer, mortgage or sublease of this Agreement, without the prior written consent of the other Party, shall be null, void and of no effect. Notwithstanding the foregoing, Operator is hereby permitted to subcontract all or a portion of the Services to third parties during the Term without the prior written consent of Shipper.

20.5	Encumbrances. Operator covenants and agrees to immediately discharge, indemnify and hold harmless Shipper from and against any third party lien or encumbrance upon Shipper's property resulting from or attributable to actions and/or omissions by Operator Group.

20.6	Entire Agreement. This Agreement, constitutes the entire and complete agreement of the Parties with respect to the subject matter contemplated herein. No amendments or modifications of any of the terms or provisions of this Agreement shall be binding on the other Party unless in writing and signed by both Parties.

20.7	Counterparts. This Agreement, and any amendments and modifications hereto, may be executed and delivered in multiple counterparts, including multiple signature pages, each of which shall be deemed an original. For purposes of this Agreement, "writing" includes electronic, facsimile and postal communication.

20.8	Waiver. No waiver by any Party of any one or more defaults of the other Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

20.9	Severability. Any provision declared or rendered unlawful by a court or governmental agency of competent jurisdiction, or deemed unlawful as a result of a statutory change, shall not otherwise affect the remaining lawful obligations that arise under this Agreement.

20.10	Currency. All sums, amounts, payments and monies due, payable, or contemplated hereunder shall be made and tendered in the lawful currency of the United States of America.

20.11	Law. This Agreement shall be governed by, construed and performed pursuant to the laws of the State of Texas, without regard to its rules and principles regarding conflicts of law.

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IN WITNESS WHEREOF, the Parties have executed and entered into this Agreement as of the Effective Date.

OPERATOR:

WHITE CLAW COLORADO CITY, LLC, a Texas limited liability company

By: Jorgan Development, LLC, a Louisiana limited liability company, its Manager

By: /s/ James Ballengee

Name: James Ballengee

Title: Manager

SHIPPER: WHITE CLAW CRUDE, LLC, a Texas limited liability company By: /s/ Mary Kilpatrick Name: Mary Kilpatrick Title: Manager

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EXHIBIT "A"

INSURANCE REQUIREMENTS

Operator shall obtain and maintain in full force and effect during the Term of this Agreement and require its contractors and subcontractors to maintain, as applicable, insurance coverages of the following types and amounts and with insurance companies rated not less than A–, IX by A.M. Best, and to furnish to Shipper certificates of insurance evidencing the same upon request:

(a)	Worker’s Compensation or equivalent insurance in compliance with any and all applicable laws, and Employer’s Liability insurance with limits not less than $1,000,000.00 Bodily Injury by Accident—each Accident, $1,000,000.00 Bodily Injury by Disease—Policy Limit, and $1,000,000.00 Bodily Injury by Disease—Each Employee;

(b)	Commercial General Liability Insurance on an occurrence form with a combined single limit of not less than $1,000,000.00 for each occurrence, and annual aggregates of not less than $2,000,000.00 for bodily injury and property damage, including coverage for blanket contractual liability, broad form property damage, personal injury liability, independent contractors, products/completed operations, and sudden and accidental pollution, with no exclusions for explosion, collapse, and underground coverage, and which shall be primary to Operator's insurance; and

(c)	Excess or Umbrella Liability Insurance with a combined single limit of $5,000,000.00 for each occurrence, and annual aggregates of $5,000,000.00, for bodily injury and property damage covering excess of the required employer’s liability insurance, commercial general liability insurance, automobile liability insurance, and sudden and accidental pollution legal liability covering injury to persons or damage to property resulting from any release, flow, leak or discharge of Product into the ambient air, surface water, groundwater, land surface or subsurface strata including coverage for clean-up and remediation expenses that is not subject to sub-limits.

To the extent of Operator’s indemnification obligation of Shipper herein: (a) Operator’s coverages listed above are to be primary insurance to any coverages Shipper carries for its own account; (b) the above-listed coverages, with the exception of Workers’ Compensation, shall be endorsed to name Shipper as an additional insured; and (c) Operator’s insurance policies shall provide a waiver of subrogation in favor of Shipper. The limits of liability shown for each type of insurance coverage to be provided shall not be deemed to constitute a limitation of Operator’s liability for claims hereunder. The insurance companies shall have no recourse against Shipper, its Affiliates, or subsidiary companies for payment of any premiums or for assessments under any mutual form of policy. Upon request by Shipper, Operator shall provide a certificate of insurance or other form reasonably acceptable to Shipper evidencing that these coverages are in place and provide Shipper thirty (30) days advance notice of cancellation of the above-listed coverages. Neither review nor failure to review such evidence of coverages shall constitute approval thereof or be deemed to waive or diminish Shipper’s rights under this Agreement. Any and all deductibles in the above described insurance policies of Operator shall be assumed by, be for the account of, and at the sole risk of the Operator.

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